Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors
Lattice Semiconductor Corporation:

We consent to the incorporation by reference in the registration statements on Form S-8 (No. 333-40031, No. 333-69467, No. 333-67274, No. 333-99247, No. 333-120959, No. 333-143387, No. 333-176133, No. 333-182047 and No. 333-188455) of Lattice Semiconductor Corporation of our reports dated March 11, 2014, with respect to the consolidated balance sheets of Lattice Semiconductor Corporation as of December 28, 2013 and December 29, 2012, and the related consolidated statements of operations, comprehensive income (loss), changes in stockholders' equity, and cash flows for each of the years in the three-year period ended December 28, 2013, and the effectiveness of internal control over financial reporting as of December 28, 2013, which reports appear in the December 28, 2013 annual report on Form 10-K of Lattice Semiconductor Corporation.

/s/ KPMG LLP
Portland, Oregon
March 11, 2014